December 27, 2013

Undiscovered Managers Funds

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Funds’ business and expenses related to the J.P. Morgan Funds’ Board of Trustees deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.

JPMorgan Funds Management, Inc.

JPMorgan Distribution Services, Inc.

By:

Accepted by:
Undiscovered Managers Funds

By:

SCHEDULE A

Fund Name	Class	Fiscal Year End	Expense Cap	Expense Cap Period End
Undiscovered Managers Behavioral Value Fund	Class A	August 31	1.30%	December 31, 2014
	Class B	August 31	1.80%	December 31, 2014
	Class C	August 31	1.80%	December 31, 2014
	Select	August 31	1.05%	December 31, 2014
	Institutional	August 31	0.90%	December 31, 2014
	Class R2	August 31	1.55%	December 31, 2014
	Class R6	August 31	0.84%	December 31, 2014
JPMorgan Realty Income Fund	Class A	August 31	1.18%	December 31, 2014
	Class B	August 31	1.68%	December 31, 2014
	Class C	August 31	1.68%	December 31, 2014
	Institutional	August 31	0.78%	December 31, 2014
	Class R5	August 31	0.73%	December 31, 2014